Exhibit 99.2

Introducing Formula One Group Liberty Media Group Acquisition of Formula One September 7, 2016

Forward-Looking Statements This presentation includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the proposed acquisition by Liberty Media Corporation (“Liberty Media”) of Delta Topco Limited and its Formula One business (“F1”) (the “proposed acquisition”), the realization of expected synergies and benefits from the proposed acquisition, market potential, future financial prospects, business strategies relating to Delta Topco and F1, new opportunities for commercial partnerships (including sponsorships), increases in promotion and marketing, improvement of content distribution and expansion into new medias, expansion of F1 races, changes to the share ownership, capitalization and debt of the Liberty Media Group in connection with the proposed acquisition, the renaming of the Liberty Media Group and the corresponding change in ticker symbols and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, the satisfaction of the conditions to the proposed acquisition, our ability to realize the expected benefits of this transaction, market conditions and continued access to capital on terms acceptable to Liberty Media. These forward-looking statements speak only as of the date of this presentation, and Liberty Media expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Media, including the most recent Forms 10-Q and 10-K, for additional information about Liberty Media and about the risks and uncertainties related to Liberty Media’s business which may affect the statements made in this presentation.

Additional Disclaimers Additional Information Nothing in this presentation shall constitute a solicitation to buy or an offer to sell shares of Liberty Media’s Series C Liberty Media common stock or any other series of its common stock. In addition, certain financial information with respect to F1 has been included in this presentation for illustrative purposes only and not for the purpose of soliciting proxies in respect of any proposals relating to the proposed acquisition. Liberty Media stockholders and other investors are urged to read the proxy statement to be filed with the SEC relating to the proposed acquisition because it will contain important information about the proposed acquisition. Copies of Liberty Media's SEC filings are available free of charge at the SEC's website (http://www.sec.gov). Copies of the filings together with the materials incorporated by reference therein will also be available, without charge, by directing a request to Investor Relations, (720) 875-5420. Participants in a Solicitation The directors and executive officers of Liberty Media and other persons may be deemed to be participants in the solicitation of proxies in respect of any proposals relating to the proposed acquisition. Information regarding the directors and executive officers of Liberty Media and other participants in the proxy solicitation and a description of their respective direct and indirect interests, by security holdings or otherwise, will be available in the proxy materials regarding the foregoing to be filed with the SEC. Important Note Regarding Formula One Financial Information This presentation includes certain financial information regarding F1, which is a privately-held foreign company. Accordingly, F1 does not provide periodic financial reporting materials similar to those filed by a publicly traded, U.S. company (such as reports filed with the U.S. Securities and Exchange Commission). In addition, and as noted herein, F1 financial information is presented, or obtained from financial information presented, in accordance with International Financial Reporting Standards as adopted by the EU (“IFRS”). This financial information is based solely on information that has been provided to Liberty Media in the course of its evaluation of the proposed acquisition and was not independently compiled by Liberty Media. Liberty Media is providing this information for illustrative purposes only and not for the purpose of soliciting proxies in respect of any proposals relating to the proposed acquisition or offers to buy or sell shares of any series of Liberty Media’s common stock. Liberty Media stockholders and other investors are urged to read the proxy statement to be filed with the SEC relating to the proposed acquisition.

Chase Carey Chairman Formula One Today’s Speakers Greg Maffei President and CEO Liberty Media Corporation

Unique sports entertainment franchise Iconic global brand built on 67-year history Massive international fan base and media coverage Over 400 million unique TV viewers globally Highly attractive financial profile with contracted revenue streams Liberty Media Announces Agreement to Acquire Formula One “pull from PR quote?” A Strategic, Long-Term Owner An Iconic Sports Business Opportunity to develop Formula One (“F1”) for long-term benefit of sport, its fans and our shareholders Extensive experience in media, entertainment, live events and digital Liberty Media Group expected to be renamed Formula One Group Exciting Road Ahead Chase Carey appointed Chairman Former President of 21st Century Fox Bernie Ecclestone to remain CEO Liberty Media will work alongside F1 management to drive next phase of growth

The Formula One Group – Transaction Overview

- Liberty Media Corporation ("Liberty Media") announces definitive agreement to acquire F1
  - F1 assets and liabilities to be attributed to Liberty Media Group
  - Liberty Media Group expected to be renamed Formula One Group upon second closing (as described below)
    - Formula One Group will remain a tracking stock of Liberty Media
    - Ticker symbol expected to become FWON (A/B/K) at second closing
- Offer equates to enterprise value of ~$8.0b[(1)] and equity value of ~$4.4b[(2)]
  - Sellers[(3)] to receive mix of cash, subordinated exchangeable note[(4)] issued by F1 and newly issued shares of Liberty Media Group Series C stock ("LMCK")[(5)]
    - $1.1b cash sourced from Liberty Media Group
    - 138m LMCK shares equating to $2.9b in equity as of transaction announcement based on Reference Price[(6)] of $21.26
    - Equity issuance will represent approximately 65%[(7)] of Formula One Group's pro forma equity value
  - Existing F1 debt[(8)] and cash of $4.1b and $0.7b, respectively, to be attributed to Formula One Group
- Two transactions:
  - First closing September 7th: Liberty Media closed acquisition of 18.7% interest for $746m in cash[(9)]
  - Second closing (Anticipated by Q1-17): Liberty Media to increase ownership to 100%[(10)] subject to necessary approvals[(11)]
- Chase Carey to serve as Chairman and Bernie Ecclestone to remain CEO of F1

(1) Calculated at time of transaction announcement.
(2) Represents $8.045b enterprise value less $3.4b net debt and $0.2b in deal-related adjustments; excludes up to $51m in contingent receivable assets. Consideration paid to selling shareholders to be increased if contingent assets are recovered by F1.
(3) Selling shareholders of Delta Topco, parent company of F1.
(4) Exchangeable into LMCK stock; conversion price at 105% of LMCK Reference Price (as defined on slide 17) .
(5) Ticker symbol expected to become FWONK at second closing.
(6) As defined on slide 17; calculated based on 5-day VWAP ending on second trading day pre-signing date.
(7) Based on undiluted share count as of 7/31/2016 and pro forma for dilutive impact of the $351m LMCK exchangeable security.
(8) Non-recourse to Liberty Media.
(9) 18.7% of consideration = $821m, less $75m discount to Liberty Media to be repaid at second closing.
(10) Other than nominal number of shares held by certain teams.
(11) Including shareholder vote as described on slide 17.

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Introducing Chase Carey, Chairman of Formula One Professional Biography President and COO of News Corp and 21st Century Fox (2009 – 2015) Advisor and Executive Vice-Chairman to 21st Century Fox effective July 2015 to June 2016, Vice-Chairman effective July 2016 CEO of DIRECTV (2003 – 2009) following News Corps’ purchase of a controlling stake Board member of DIRECTV at the time Continued in role as CEO in 2006 when Liberty Media took control of DIRECTV Joined Fox in 1988, served in numerous roles, including CEO and Chairman of Fox Television Group Chase Carey Vice-Chairman 21st Century Fox Education Colgate University – Bachelor’s Degree (1976) Trustee Emeritus Harvard Business School – MBA (1981) Sports Key role in building global sports businesses at Fox and affiliates Director of Sky Plc, a leading sports broadcaster in UK, Italy and Germany

The FIA F1 World Championship World Championship Pinnacle of world motor sport competition 9-month long championship series, held annually, in which teams compete for Constructors’ Championship and drivers compete for Drivers’ Championship 2016 schedule includes 21 races, across 21 countries and 5 continents, with potential for additional races Annual Constructors’ Championship Team performance, among other factors, influences distribution of team payments for following season Accumulate points over season through teams’ combined race placings (2 drivers per team) Annual Drivers’ Championship Accumulate points over season through race placing 22 Drivers 21 Races 11 Teams Note: Reflects 2016 race schedule.

Growth Market for Premium Sports Rights Increase in Sports Media Rights Contracts Average Annual Value (AAV)(1) vs. Prior Deal Broadcaster CBS / FOX/ NBC/ ESPN Sky / BT ESPN / Fox / TBS NBC ESPN / Turner Current Term 2014–2022 (9 Years) 2016–2019 (3 years) 2014–2021 (8 years) 2011–2020 (10 years) 2016–2024 (9 years) Source: Publicly available information. Excludes values of international media rights contracts. Excludes value of Thursday Night Football, Monday Night Football, and Sunday Ticket. (2) F1 is a key player in growing market for live premium sports rights, driven by increasing demand from broadcasters, advertisers and sponsors for access to mass live audiences 2.8x 2.6x 2.2x 1.7x 1.6x

Who’s Who in Formula One Regulatory body of F1 Fédération Internationale de l’Automobile (FIA) Exclusive commercial rights holder for F1 Formula One Race Promoters Host championship races Race Teams Compete in championship Broadcast & Sponsorship Partners Commercial partners

Diverse Revenue Drivers

		% of Total Revenues[2]	Typical Contract Length
Core Revenue	**1 Race Promotion** • Fees paid to host, stage and promote events • Contracts typically have automatic escalators	~30-35%	5-10+ yrs
Core Revenue	**2 Broadcasting** • Contracts with ~100 broadcasters[1] • Average broadcast contract typically includes annual escalator • F1 has historically produced live feed for all races (excl. Monaco)	~30-35%	3-6 yrs
Core Revenue	**3 Advertising & Sponsorship** • Global partners and official suppliers • Race specific title sponsorship • Track-side advertising	~15%	3+ yrs
	4 Other • Includes hospitality (i.e. Paddock Club), freight, TV production and post production, feeder racing series GP2 & GP3, licensing and other sources	~20%	

~$9.3b revenues under long term contracts

Note: Please see "Important Note Regarding Formula One Financial Information" at the beginning of this slide presentation.

(1) Company information.

(2) Average of 2013 – LTM 7/31/2016 revenue; 2013 – 2015 figures obtained from audited financial statements and presented in accordance with IFRS as adopted by EU; LTM 7/31/2016 represent unaudited results based on monthly management reporting.

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Low Risk Business Model with Long-Term Contracts

- Multiple revenue streams
- High-quality and government counterparties
- Staggered revenue renewals with long-term contracts
- Approximately $9.3b of revenue under long-term contracts(1) extending through 2026
  - Represents 5.1x LTM 7/31/2016 revenue
- Limited obligations for F1 under contracts
- Largest cost item (team payments) is primarily variable
- Not hit-driven business



~$9.3b
5.1x
$1.8b
LTM 7/31/2016 Revenue
Long-Term Contracted Revenue(1)
Race Promotion
Broadcasting
Advertising & Sponsorship
Other(2)

Broadcast Partners	Sponsorship Partners	
	Global Partners	Title Sponsors
Sky, RTL, Rai Sport, TV Globo	Heineken, Pirelli, Rolex, UBS, Tata, Emirates	Gulf Air, Singapore Airlines, Petronas, Etihad Airways

Note: Please see "Important Note Regarding Formula One Financial Information" at the beginning of this slide presentation.
(1) Represents core revenues currently under contract (including 2016 portion).
(2) Includes hospitality (i.e. Paddock Club), TV production and post production, feeder racing series GP2 & GP3, licensing and other sources.

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Significant Profitability and Cash Flow Conversion

Attractive margins and very low capital intensity generate best-in-class profitability and cash flow conversion

- Pre-Team Share ("PTS") EBITDA(1) margins of 79% and EBITDA(2) margins of 27% in 2015
- Unlevered free cash flow(3) margin of 27% in 2015 representing unlevered cash flow conversion from EBITDA of 98%

2015 Cash Flow Bridge



($ in millions)
Represents % of Revenue
$1,697
79.0%
$1,340
98% Unlevered Cash Flow Conversion
27.3%
$464
26.9%
$457
Revenue
PTS EBITDA(1)
EBITDA (2)
Unlevered FCF(3)

Note: Please see "Important Note Regarding Formula One Financial Information" at the beginning of this slide presentation.

(1) Defined as Revenue less operating costs, SG&A expense, FX and other adjustments; excludes team payments and certain one-time exceptional costs as defined by management.

(2) Defined as PTS EBITDA less Team Payments plus amortization of commercial agreements between FIA and F1.

(3) Defined as EBITDA less cash taxes paid and capital expenditures; average levered free cash conversion from 2012 – 2015 approximated 50%.

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Big Opportunity at Formula One Adding to the strong foundation built by current management, teams and FIA F1 is world’s leading commercial sport entertainment franchise Opportunity to develop the sport for benefit of all stakeholders (fans, teams, partners, shareholders) Select opportunities include: Increase promotion and marketing of F1 as a sport and brand Enhance distribution of content, especially in digital Establish broader range of commercial partners, including sponsorship Evolve race calendar Leverage Liberty’s expertise in live events and digital monetization

Liberty Media is excited for the journey ahead

Appendix

Transaction Summary Terms Overview Liberty Media Corporation (“Liberty Media”) has agreed to acquire all outstanding shares(1) of Delta Topco, the holding company for the Formula One business (“F1”) Delta Topco to be subsidiary of Liberty Media and will be attributed to Liberty Media Group tracking stock (expected to be renamed Formula One Group at second closing) Terms Total enterprise value ~$8.0b(2) and equity value of ~$4.4b(3) Transaction execution in two separate phases: First closing: On 9/7/16, Liberty Media closed on acquisition of 18.7% interest in F1 for $746m in cash (inclusive of $75m discount to be repaid at second closing) Second closing: Liberty Media to increase ownership to 100% of F1(1) Selling shareholders (the “Sellers”) to receive mix of cash, subordinated exchangeable note issued by Delta Topco and LMCK(4) shares Sellers to execute Lock-up and Coordination Agreements at time of second closing Financing $4.1b of existing F1 debt will remain outstanding (non-recourse to Liberty Media) $1.1b in cash $746m for first closing funded with cash on-hand at Liberty Media Group Remaining cash proceeds to be funded with cash on hand and potential liquidity/financing from Liberty Media Group’s portfolio of public securities (e.g. LYV, VIAB etc.) 138m LMCK shares Represents $2.9b equity value at transaction announcement based on share price of $21.26 (the “Reference Price”)(5) Represents ~65%(6) of PF outstanding shares of Liberty Media Group Liberty Media will seek to raise funds from outside investors on best efforts basis between first and second closing to reduce equity to Sellers $351m Subordinated Exchangeable Notes issued by Delta Topco 30 month maturity, 2% PIK interest, exchangeable for LMCK at 105% of Reference Price Leadership Chase Carey to assume role of Chairman of F1 at first closing and Bernie Ecclestone to remain CEO For up to 30 months following second closing, F1 Board to consist of: 3 directors nominated by Liberty Media, 3 directors nominated by holders of Subordinated Exchangeable Notes, 3 directors nominated by F1 racing teams, 3 representatives of Executive Management, 2 independent directors and Chase Carey Timing Second closing will require (i) anti-trust approval, (ii) Liberty Media Corporation shareholder vote and (iii) certain third party consents, including approval of FIA (F1 governing body) Expected second closing Q1-17 Other than nominal number of shares held by certain teams. Calculated at time of transaction announcement. Represents $8.045b enterprise value less $3.4b net debt and $0.2b in deal-related adjustments; excludes up to $51m in contingent receivable assets. Consideration paid to selling shareholders to be increased if contingent assets are recovered by F1. Ticker symbol expected to become FWONK at second closing Reference Price of $21.26 calculated based on 5-day VWAP ending second trading day pre-signing date. Based on undiluted share count as of 7/31/2016 and pro forma for dilutive impact of the $351m LMCK exchangeable security..

Transaction Sources and Uses

($ in millions)

1 Sources and Uses (Second Closing)

Sources		Uses	
Cash to Finance Transaction	1,164	5 Equity Purchase Price	4,383
2 *Cash from Liberty Media Group Balance Sheet*	*888*	*Cash Consideration to Sellers*	*1,100*
Cash Proceeds from Liberty Media Group Public Portfolio Financing	*212*	*LMCK Equity Issued to Sellers*	*2,932*
Cash from F1 Balance Sheet	*64*	*Subordinated LMCK Exchangable Notes*	*351*
3 Newly Issued LMCK Equity	2,932	Deal Fees	64
4 Subordinated LMCK Exchangeable Notes	351		
Total Sources	**4,447**	**Total Uses**	**4,447**

1 First closing occurred simultaneous with transaction signing on September 7th

- Liberty Media paid cash consideration of $746m to Sellers in exchange for 18.7% interest in F1 ($821m less $75m discount to be repaid at second closing)
- Remainder of consideration (including $75m discount) will be paid at second closing following satisfaction of conditions, including receipt of necessary regulatory approvals and shareholder vote

2 Liberty Media Group had attributed cash balance of $554m as of 6/30. Illustrative sources and uses table above assumes $450m of historical cash balance used as transaction financing plus $438m (net proceeds) from TWX Exchangeable issued subsequent to 6/30

3 Liberty Media will issue 138m LMCK shares for $2,932m as of transaction announcement based on Reference Price of $21.26/share (5-day VWAP ending second trading day pre-signing date)

4 Delta Topco will issue $351m Subordinated Exchangeable Notes exchangeable into LMCK shares at 105% of Reference Price

5 A total of $746m paid to Sellers at first closing. Remaining consideration paid upon second closing. Equity purchase price excludes up to $51m in contingent receivable assets. Consideration paid to selling shareholders to be increased if contingent assets are recovered by F1.

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Summary Financial Performance Historically average 95%+ free cash conversion ($ in millions) Note: Please see “Important Note Regarding Formula One Financial Information” at the beginning of this slide presentation. Defined as Revenue less operating costs, SG&A expense, FX and other adjustments; excludes team payments and certain one-time exceptional costs as defined by management. Defined as PTS EBITDA less Team Payments plus amortization of commercial agreements between FIA and F1. Defined as EBITDA less cash taxes paid and capital expenditures; average levered free cash conversion from 2013 – 2015 approximated 50%. 2013 – 2015 figures obtained from audited financial statements presented in accordance with IFRS as adopted by EU. Unaudited results for the twelve months ending 7/31/2016 obtained from monthly management reporting; LTM figures include a team payment contingency that gets trued up for presentation of year-end financials. 2013 (4) 2014 (4) 2015 (4) LTM 7/31/2016 (5) Number of Races 19 20 19 19 19 21 Revenue $1,522 $1,641 $1,639 $1,702 $1,697 $1,829 Pre-Team Share ("PTS") EBITDA (1) $1,173 $1,296 $1,248 $1,317 $1,340 $1,446 EBITDA (2) $490 $560 $478 $482 $464 $479 Unlevered Free Cash Flow (3) $475 $536 $459 $466 $457 $470 % of EBITDA 96.9% 95.7% 96.0% 96.8% 98.6% 98.1%

Transaction Valuation Summary

Deconstructing the Purchase Price at Second Close

($ in millions)

(as of 7/31/2016)			LTM 7/31/2016[4] EBITDA Mult.[5]	LTM 7/31/2016[4] Unlevered FCF Mult.[6]
Statistic:			**$479**	**$470**
F1 First Lien Debt	(L/E + 3.75% (1.0% floor))	$3,145		
F1 Second Lien Debt	(L + 6.75% (1.0% floor))	1,000		
Total Debt[1]		4,145	8.7x	8.8x
Acquired Net Cash		(691)		
Net Debt		3,454	7.2x	7.3x
Value of Newly Issued LMCK Shares[2]		2,932		
Cash Consideration		1,100		
Subordinated LMCK Exchangeable		351		
Other Adjustments[3]		208		
Enterprise Value		**$8,045**	**16.8x**	**17.1x**

Note: Please see "Important Note Regarding Formula One Financial Information" at the beginning of this slide presentation.

(1) Excludes existing debt attributed to Liberty Media Group.
(2) 138m LMCK shares based on Reference Price of $21.26 (5-day VWAP ending second trading day pre-signing date). Ticker symbol expected to become FWONK at second closing.
(3) Includes adjustments for credit swaps, dividends from MEP held in escrow, expected national insurance payment on CIC, benefits from FX, deferred tax asset benefit, July accrued interest expense, and adjustment for working capital; excludes up to $51m in contingent receivable assets. Consideration paid to selling shareholders to be increased if contingent assets are recovered by F1.
(4) Unaudited results for the twelve months ending 7/31/2016 obtained from monthly management reporting; LTM figures include a team payment contingency that gets trued up for presentation of year-end financials.
(5) Defined as PTS EBITDA less Team Payments plus amortization of commercial agreements between FIA and F1.
(6) Defined as EBITDA less cash taxes less capital expenditures.

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Formula One Group Ownership Structure and Capitalization Formula One Group Ownership Formula One Group Economic Ownership (1) Liberty Media Group Existing Shareholders F1 Existing Shareholders Note: Shares issued to Sellers are non-voting Series C Liberty Media Group shares. Based on undiluted share count as of 7/31/2016. Pro forma for dilutive impact of the $351m LMCK exchangeable security. Formula One Group Capitalization 35.3% 64.7% Pro Forma for Pre-Transaction (1) Second Closing (2) Share Count 83.7 237.4 % Economic F1 Standalone (Pre-Transaction) Pro Forma for Second Closing (1)(2) Malone -- 3.1% Maffei -- 1.0% Other -- 31.2% Liberty Media Group -- 35.3% CVC 38.1% 24.7% Waddell & Reed 20.5% 13.3% LBI 12.1% 7.8% Bambino Holdings 8.4% 5.4% Norges 4.1% 2.7% Bernie Ecclestone 3.3% 2.1% Management 2.8% 1.8% Other 10.6% 6.9% F1 100.0% 64.7% Total 100.0% 100.0%

Pro Forma Formula One Group Capitalization

($ in millions)

Capitalization Summary

	Amount
F1 Enterprise Value[1]	8,045
Live Nation (69.6m shares, $27.07 / share)	1,885
Time Warner (4.3m shares, $78.53 / share)	334
Liberty Braves Inter-Group Interest (15.6%)[2]	154
Other Public Holdings[3]	110
Private Assets[4]	159
F1 Cash[5]	627
Cash Attributable to Formula One Group[6]	104
Total Cash	731
Total Formula One Group Asset Value	**11,419**
F1 Total Debt	4,145
Debt Attributable to Formula One Group	1,694
Total Debt[7]	5,839
Total Formula One Group Net Asset Value	**5,580**

Note: Share prices as of 9/2/16.

(1) Based on Reference Price of LMCK shares of $21.26 and F1 cash balance as of 7/31/16 of $691m.

(2) Represents 9.1m BATRK shares at $16.94 per share.

(3) Includes holdings in Time, Inc., Ideiasnet and Viacom as of 9/2/16 and other debt securities as of 6/30/16.

(4) Based on analyst estimates.

(5) Includes $691m F1 cash balance as of 7/31/16 less deal fees.

(6) Liberty Media Group cash balance as of 6/30/16 (pro forma for TWX Exchangeable and other Liberty Media Group Equity Portfolio Financing) less cash paid to sellers.

Total Debt Summary[7]

	Amount	% of Asset Value
Revolving Credit Facility[8]	--	--
First Lien Term Loan due 2021	3,145	27.5%
Second Lien Term Loan due 2022	1,000	8.8%
Operating Company Debt (F1)	4,145	36.3%
1.375% Convertible Notes due 2023[9]	1,000	8.8%
2.25% TWX Exchangeable Notes due 2046[9]	445	3.9%
Liberty Media Group Equity Portfolio Financing	212	1.9%
Other Debt[10]	37	0.3%
Non-F1 Debt Attributed to Formula One Group	1,694	14.8%
Total Formula One Group Debt	**5,839**	**51.1%**
Memo:		
F1 Net Debt[5]	*3,518*	*30.8%*
Net Debt Attributable to Formula One Group	*1,590*	*13.9%*
Total Formula One Group Net Debt	***5,108***	***44.7%***

(7) Pro Forma for exchange of $351m exchangeable security for LMCK shares.

(8) Capacity of $75m.

(9) Principal amount of Notes with no fair value adjustment.

(10) Represents other corporate level debt attributed to Liberty Media Group as of 6/30/16.

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Transaction Structure Overview

Post First Closing


Liberty Media Group(1)
Current Delta Topco(2) Shareholders
18.7% Ownership
81.3% Ownership
Delta Topco(2)
100% Ownership
F1

Post Second Closing


Current Liberty Media Group Shareholders
Current Delta Topco(2) Shareholders
~35% Ownership
~65%(3) Ownership
Liberty Media Group(1) (to be renamed Formula One Group)
100% Ownership(4)
Delta Topco(2)
100% Ownership
F1

(1) Liberty Media Group is one of three tracking stocks of Liberty Media Corporation. Liberty Media Corporation is legal entity with ownership interest in Delta Topco; assets and liabilities of Delta Topco attributed to Liberty Media Group (expected to become Formula One Group post Second Closing).
(2) Delta Topco is parent company of F1.
(3) Based on undiluted share count as of 7/31/2016 and pro forma for dilutive impact of the $351m LMCK exchangeable security.
(4) Other than a nominal number of shares held by certain teams.

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2016 World Championship Race Schedule

18 – 20 Mar
2016 Formula 1 Rolex Australian Grand Prix
Melbourne — ROLEX

NICO ROSBERG

01 – 03 Apr
2016 Formula 1 Gulf Air Bahrain Grand Prix
Sakhir — طيران الخليج Gulf Air

NICO ROSBERG

15 – 17 Apr
2016 Formula 1 Pirelli Chinese Grand Prix
Shanghai — PIRELLI

NICO ROSBERG

29 Apr – 01 May
2016 Formula 1 Russian Grand Prix
Sochi

NICO ROSBERG

13 – 15 May
Formula 1 Gran Premio De España Pirelli 2016
Catalunya — PIRELLI

MAX VERSTAPPEN

26 – 29 May
Formula 1 Grand Prix De Monaco 2016 (1)
Monte Carlo

LEWIS HAMILTON

10 – 12 Jun
Formula 1 Grand Prix du Canada 2016
Montréal

LEWIS HAMILTON

17 – 19 Jun
2016 Formula 1 Grand Prix of Europe
Baku

NICO ROSBERG

01 – 03 Jul
Formula 1 Grosser Preis Von Österreich 2016
Spielberg

LEWIS HAMILTON

08 – 10 Jul
2016 Formula 1 British Grand Prix
Silverstone

LEWIS HAMILTON

22 – 24 Jul
Formula 1 Magyar Nagydij 2016
Budapest

LEWIS HAMILTON

29 – 31 Jul
Formula 1 Deutschland 2016
Hockenheim

LEWIS HAMILTON

26 – 28 Aug
2016 Formula 1 Belgian Grand Prix
Spa-Francorchamps

NICO ROSBERG

02 – 04 Sep
Formula 1 Gran Premio Heineken D'italia 2016
Monza — Heineken

NICO ROSBERG

16 – 18 Sep
2016 Formula 1 Singapore Airlines Singapore Grand Prix
Singapore — SINGAPORE AIRLINES


30 Sep – 02 Oct
2016 Formula 1 Petronas Malaysia Grand Prix
Kuala Lumpur — PETRONAS


07 – 09 Oct
2016 Formula 1 Emirates Japanese Grand Prix
Suzuka — Emirates


21 – 23 Oct
2016 Formula 1 United States Grand Prix (1)
Austin


28 – 30 Oct
Formula 1 Gran Premio De México 2016
Mexico City


11 – 13 Nov
Formula 1 Grande Prêmio Do Brasil 2016 (1)
São Paulo


25 – 27 Nov
2016 Formula 1 Etihad Airways Abu Dhabi Grand Prix
Yas Marina — الاتحاد ETIHAD AIRWAYS


Events that have an title sponsors

Source: F1 Company Website.

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Historical success in expanding the World Championship race calendar to 21 events in 2016 32 countries have historically hosted a race Potential future race opportunities in attractive new markets Race expansion creates new race fans and increases commercial opportunities Track Record of Successful Global Calendar Development China Bahrain Turkey Spain (Valencia) Abu Dhabi Korea India USA (Austin) Austria Russia Mexico Azerbaijan Singapore 2004 2005 2008 2009 2010 2011 2012 2014 2015 2016

Summary of 2016 F1 Teams

Top 10 2016 Driver Standings[(1)]:

1. Lewis Hamilton
2. Nico Rosberg
3. Daniel Ricciardo
4. Sebastian Vettel
5. Kimi Raikkonen
6. Max Verstappen
7. Valtteri Bottas
8. Sergio Perez
9. Nico Hulkenberg
10. Felipe Massa

Mercedes

Drivers:
- Lewis Hamilton
- Nico Rosberg

Podium Finishes: 64
Championship Titles: 2



Red Bull

Drivers:
- Daniel Ricciardo
- Max Verstappen

Podium Finishes: 93
Championship Titles: 4



Ferrari

Drivers:
- Sebastian Vettel
- Kimi Raikkonen

Podium Finishes: 530
Championship Titles: 16



Williams

Drivers:
- Felipe Massa
- Valtteri Bottas

Podium Finishes: 241
Championship Titles: 9



Force India

Drivers:
- Sergio Perez
- Nico Hulkenberg

Podium Finishes: 5
Championship Titles: NA



Toro Rosso

Drivers:
- Daniil Kyvat
- Carlos Sainz

Podium Finishes: 1
Championship Titles: NA



McLaren

Drivers:
- Fernando Alonso
- Jenson Button

Podium Finishes: 391
Championship Titles: 8



Haas F1 Team

Drivers:
- Romain Grosjean
- Esteban Gutierrez

Podium Finishes: NA
Championship Titles: NA



Renault

Drivers:
- Kevin Magnussen
- Jolyon Palmer

Podium Finishes: 52
Championship Titles: 2



Manor Racing

Drivers:
- Pascal Wehrlein
- Esteban Ocon

Podium Finishes: NA
Championship Titles: NA



Sauber

Drivers:
- Marcus Ericsson
- Felipe Nasr

Podium Finishes: 26
Championship Titles: NA



(1) As of 9/4/2016.
Source: F1 Company Website.
Note: Number of teams and participants vary over time.

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